Exhibit 28 (e)(6) under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

Exhibit F

to the

Distributor's Contract

Federated High Income Bond Fund

Institutional Shares

The following provisions are hereby incorporated and made part of the Distributor’s Contract dated the 1st day of March, 1993 between Federated High Income Bond Fund and Federated Securities Corp. (“FSC”) with respect to the Institutional Shares of the Federated High Income Bond Fund, set forth above.

1. FSC is authorized to select a group of financial institutions (“Financial Institutions”) to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Trust.

2. FSC will enter into separate written agreements with such Financial Institutions to sell Shares as set forth in Paragraph 1 herein.

The following provisions are hereby incorporated and made part of the Distributor’s Contract dated the 1st day of March, 1993 between Federated High Income Bond Fund and Federated Securities Corp. (“FSC”) with respect to Institutional Shares hereof, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of December, 2016.

FEDERATED HIGH INCOME BOND FUND INC.

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

President

FEDERATED SECURITIES CORP.

By:__/s/ Thomas R. Donahue_

Name: Thomas R. Donahue

Executive Vice President